THE SWISS HELVETIA FUND, INC.
CODE OF ETHICS

Revised as of March 22, 2007

I.	Preamble - Statement of General Principles

It is fundamental that the persons governed by this Code of Ethics understand and accept the fiduciary responsibility that is owed to the Fund and its Stockholders. In furtherance of such fiduciary duty, persons subject to this Code of Ethics will at all times adhere to the highest standards of ethical conduct; will place the interests of the Fund and its Stockholders first; will conduct all personal securities transactions consistent with this Code of Ethics in such a manner so as to avoid any actual or potential conflict of interest with the Fund or any abuse of an individual’s position of trust and responsibility; and will not at any time take inappropriate advantage of his or her position with respect to the Fund.

II.	Applicability

There shall be three categories of personnel subject to the Code of Ethics (collectively “Covered Persons”1), who currently are as follows:

_____________________________

[1]	“Covered Persons” include (1) any director or officer of the Fund or Hottinger Capital Corp., the Fund’s investment adviser (the “Advisor”), or any company in a control relationship to the Fund or the Advisor, (2) any employee of the Fund or the Advisor, or any company in a control relationship to the Fund or the Advisor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of covered securities (as defined below) of the Fund, or whose functions relate to the making or any recommendations with respect to such purchases or sales, and (3) any natural person in a control relationship to the Fund or the Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of covered securities by the Fund.

A.	Non-Interested Directors Jean-Marc Boillat Paul R. Brenner, Esq. Claude W. Frey Michael Kraynak, Jr. Didier Pineau-Valencienne Stephen K. West, Esq. Samuel B. Witt, III, Esq.

B.	Interested Directors Paul Hottinguer Alexandre de Takacsy

C.	Officers

   Rodolphe E. Hottinger - President and Chief Executive Officer
   Peter R. Guarino, Esq. - Chief Compliance Officer
   Rudolf Millisits - Senior Vice President, Treasurer and Chief Financial Officer
   Philippe R. Comby - Vice President
   Edward J. Veilleux - Vice President and Secretary
   Scot E. Draeger - Assistant Secretary
   Frederick Skillin - Assistant Treasurer
Jean L. Seidel - Assistant Treasurer

III.	Substantive Restrictions on Personal Investment Activities[2]

A.	Interested Directors and Officers must secure prior approval of any acquisition of an equity or equity-linked security in an initial public offering or of any security or other instrument in a private placement. For this purpose private placements include private capital raising by public companies, private financing and venture capital raising by private companies, and private sales by existing investors of public or private companies, but do not include joint ventures and formation of private businesses. Private placements also include any private transactions, regardless of the market or product, involving an undue profit. The compliance officers, in considering whether to approve such acquisition, will take into account, among other factors, whether the investment opportunity should be reserved exclusively for the Fund and whether the investment opportunity is being offered to an individual by virtue of his or her position with the Fund. In the case of private placements, the compliance officers should generally grant approval if they conclude the instruments would not be eligible for purchase by the Fund, the opportunity is not offered by virtue of the person’s position with the Fund and the investment is long-term in nature and not likely to result in short-term gain. If authorization is granted by the compliance officers for the acquisition and if the Advisor is considering a subsequent acquisition of an equity or equity-linked security of the same issuer for the Fund, the Advisor shall notify the compliance officers who will secure an independent review of the proposed acquisition by the Chairman of the Audit Committee.

B.	Interested Directors and Officers may not purchase or sell a Swiss equity or equity-linked security (hereinafter “covered security”3) during a blackout period of 30 calendar days before and after the date on which there is effected a trade in the same or similar security by the Fund, if such person has actual knowledge prior to such purchase or sale of such transaction by the Fund. A transaction in violation of this blackout period shall either be unwound or, if not practical, all profits from the transaction shall inure to the benefit of the Fund.

_________________

[2]	Personal investment activities shall include activities of a person who is a “beneficial owner of a security,” namely, (i) if such person owns the security, (ii) if the security is owned by a spouse, minor children, or relatives who share the same household, or (iii) if the security is owned by other persons if, but only if, by reason of any contract, understanding, relationship or agreement, such person has an interest in the profits from the security.

[3]	“Covered securities” also include securities issued by the Fund.

C.	Interested Directors and Officers may not purchase and sell or sell and purchase the same or similar Swiss equity or equity-linked securities within 15 calendar days. Any transaction made in violation of this prohibition shall be unwound or, if not practical, all profits from the transaction shall inure to the benefit of the Fund.

D.	Covered Persons may not accept as a gift anything of value in excess of $100 from any person who conducts business with or on behalf of the Fund.

E.	Interested Directors and Officers may not serve on the board of directors of a publicly traded Swiss company without the prior authorization of the compliance officers which shall be based upon a determination that such board service would be consistent with the interests of the Fund and its Stockholders, and safeguards are implemented, based upon the advice of counsel, to address the potential conflicts of interest.

IV.	Compliance Procedures

A.	Interested Directors and Officers shall provide to the appropriate compliance officer an Initial Holdings Report, not later than 10 days after becoming a Covered Person, an Initial Holdings Report which sets forth the following information (which must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person): 1) the title, number of shares and principal amount of each covered security[4] in which the Interested Director or Officer had any direct or indirect beneficial ownership when the person became a Covered Person; 2) the name of any broker, dealer or bank with whom the Interested Director or Officer maintained an account in which any covered securities were held for the direct or indirect benefit of such Interested Director or Officer as of the date the person became a Covered Person; and 3) the date that the Initial Holdings Report is submitted by the Interested Director or Officer.

_________________

[4]	No reports are required pursuant to this Code of Ethics with respect to securities held in accounts over which Covered Persons had no direct or indirect influence or control.

B.	Interested Directors and Officers shall provide to the appropriate compliance officer a Quarterly Transaction Report to be received no later than 30 days after the end of each calendar quarter, containing the following information: 1) with respect to any transaction during the quarter in a covered security in which the Interested Director or Officer had any direct or indirect beneficial ownership: a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved; b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); c) the price of the covered security at which the transaction was effected; d) the name of the broker, dealer or bank with or through which the transaction, was effected; and e) the date that the report is submitted by the Interested Director or Officer; and 2) with respect to any account established by the Interested Director or Officer in which any covered securities were held during the quarter for the direct or indirect benefit of the Interested Director or Officer; a) the name of the broker, dealer or bank with whom the Interested Director or Officer established the account; b) the date the account was established; and c) the date that the report is submitted by the Interested Director or Officer.

Interested Directors and Officers are not required to submit a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements so long as the appropriate compliance officer receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.[5]

____________________

[5]	Transaction reports also are not required with respect to transactions effected pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

C.	A Non-Interested Director shall provide to the appropriate compliance officer a quarterly transaction report described in B if such Director knew or, in the ordinary course of fulfilling his official duties as a Fund Director, should have known that during the 15 day period immediately before or after the Director’s transaction in a covered security, the Fund purchased or sold the covered security, or the Fund or the Advisor considered purchasing or selling such covered security.

D.	The compliance officers, in consultation with the Fund’s independent auditors, have developed expanded reporting obligations for personal trading, and have developed a system of post trade monitoring procedures, including the receipt of such transaction confirmations and account statements directly from brokerage firms and such other information as they deem appropriate, in order to implement and adequately assure compliance by all Covered Persons with this Code of Ethics.

E.	All Covered Persons shall certify annually, on or before April 10 of each year, that they have read and understand the Fund’s Code of Ethics and recognize that they are subject thereto. In addition, such persons shall further certify that they have complied with the requirements of the Code of Ethics and that they have disclosed or reported all personal securities positions and transactions and all broker, dealer or bank relationships required to be disclosed or reported pursuant to the requirements of this Code of Ethics, as implemented by the compliance officers. Finally, each Interested Director and Officer shall submit to the appropriate compliance officer an Annual Holdings Report to be received on or before April 30 of each year containing the following information: 1) the title, number of shares and principal amount of each covered security in which the Interested Director or Officer had any direct or indirect beneficial ownership as of the preceding March 31; 2) the name of any broker, dealer or bank with whom the Interested Director or Officer maintains an account in which any covered securities are held for the direct or indirect benefit of such Interested Director or Officer as of not more than 45 days prior; and 3) the date that the report is submitted by the Interested Director or Officer.

F.	Nothing contained herein shall modify the substantive provisions or compliance procedures set forth in the Advisor’s Code of Ethics, although a Covered Person that is also subject to such Code need not make separate reports pursuant to this Code of Ethics to the extent the information in the reports would duplicate information required to be provided under the Advisor’s Code of Ethics.

G.	The compliance officers shall be as follows:

United States

Rudolf Millisits
The Swiss Helvetia Fund, Inc.
1270 Avenue of the Americas
Suite 400
New York, New York 10020
Telephone: (212) 332-7930
Facsimile: (212) 332-7931

Switzerland

Beret AG
c/o Mr. D. Della Ca
Bleicherweg 14
P.O. Box 5174
8022 Zurich
Switzerland
Telephone: 011 411 284 1500
Facsimile: 011 411 284 1599